Exhibit 99.1

Whitestone REIT Chairman, CEO and COO Dropped From
Hartman Counterclaim

HOUSTON, Dec. 11, 2007 (PRIME NEWSWIRE) -- Whitestone REIT, which owns and manages 37 commercial properties in Texas and Arizona, announced today that Allen R. Hartman and Hartman Management, L.P., in their State lawsuit with Whitestone REIT, are no longer pursuing counterclaims against Whitestone REIT Chairman and CEO James C. Mastandrea and COO John J. Dee individually, as those claims have been dropped from their recently filed Third Amended Answer and Counterclaim.

Originally, the Hartman counterclaim included the independent trustees of Whitestone REIT, which were dropped from the suit in January 2007, when Hartman filed a First Amended Counterclaim to include Whitestone REIT's outside law firm of Bass Berry & Sims and a partner of the firm. It was subsequently dropped from the suit in July 2007.

Additionally, Allen R. Hartman and Hartman Management's claim against Whitestone REIT for breach of contract for a termination fee due under an advisory agreement with Whitestone has materially been reduced to less than $5 million, compared to the range of $16 million-to-$25 million that Mr. Hartman previously asserted in letters to Whitestone REIT shareholders.

In the opinion of the Board of Trustees, no amount is due under this agreement and it will continue to vigorously defend against the Hartman claim.

"Whitestone REIT is pleased that our CEO and COO have been dropped from the lawsuit. The trial on the remaining issues is set for mid-February. We are hoping to have this matter resolved during first quarter of 2008," said Dick Vaughan, vice president of marketing and investor relations.

ABOUT WHITESTONE REIT

Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, a retail plaza in San Antonio and office complex in a Carefree, AZ. For more information go to http://www.whitestonereit.com

Forward-Looking Statement:

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

CONTACT:	Whitestone REIT
Dick Vaughan, Vice President of Marketing
and Public Relations
713-827-9595, Ext. 3034